Exhibit 10.20

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

The symbol “[****]” denotes such omissions.

LICENSE and OPTION AGREEMENT

BETWEEN

MAINZ Biomed N.V.

AND

LIQUID BIOSCIENCES

11.1	Binding Effect of Agreement	12
11.3	Captions	12
11.4	Number and Gender of Words	12
11.5	Notices	12
11.6	Governing Law and Venue	13
11.7	Entire Agreement	13
11.8	Amendments	13
11.9	Severability	13
11.10	Multiple Counterparts/Facsimile Signatures	13
11.11	Construction	13
11.12	Time of the Essence	14
11.13	Waiver	14
11.14	Time Periods	14
11.15	Relationship of Parties	14
11.16	No Partnership	14
11.17	No Third Party Beneficiary	14
11.18	WAIVER OF JURY TRIAL	14

EXHIBITS

Exhibit A	PROJECT PRE-SIGNING DUE DILIGENCE DELIVERABLES

Exhibit B	PROJECT PRE-CLOSING DUE DILIGENCE DELIVERABLES

LICENSE AND OPTION AGREEMENT

THIS AGREEMENT is entered into and effective as of the 10th day of March, 2025 ("Effective Date") by and between Mainz Biomed NV, a corporation with offices at Robert Koch Strasse 50, 55129, Mainz, Germany (hereinafter “MAINZ”); and Liquid Bioscience, Inc, a corporation with offices at 26895 Aliso Creek Rd B800, Aliso Viejo, CA 92656, USA (hereinafter “LIQUID”) (each a “Party or collective “the Parties”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

WHEREAS, LIQUID is engaged in the discovery and research related to Biomarkers for diagnosis of pancreatic cancer and has developed intellectual property as result of the research and discoveries;

WHEREAS, MAINZ is interested in licensing and taking an option to acquire certain aspects of LIQUID’s intellectual property and other other assets related to the Biomarkers;

WHEREAS, prior to the execution of this Agreement, LIQUID has confidentially provided to MAINZ a limited view of the intellectual property as shown on Pre-Signing Due Diligence Deliverables (Exhibit A);

WHEREAS, after this Agreement is executed, LIQUID will provide Pre-Closing Due Diligence Deliverables (Exhibit B) so that MAINZ can inspect the additional information and verify that the majority of the Biomarkers and models meet, in MAINZ’s sole discretion, MAINZ’s commercial requirements in order to “close” the transaction and effectuate the License;

WHEREAS, subject to closing of this Agreement, LIQUID wishes to grant to MAINZ, in exchange for an License Fee, a Field-limited license to the Biomarkers and the intellectual property and an Option to take ownership of the Biomarkers and intellectual property for the consideration as and other terms described herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I DEFINED TERMS

1.1 “Affiliate” means, with respect to any entity or person that directly or indirectly controls, is controlled by or is under common control with such first entity or person. As used in this definition, “control” means (a) the ownership of more than fifty percent (50%) of the voting securities or other voting interest of any entity or person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract, as a general partner, as a manager or otherwise.

1.2 “Background Intellectual Property” shall mean all Intellectual Property:

(a) controlled, in whole or in-part, by a Party prior to the Effective Date; or

(b) developed and/or acquired by a Party during the Term that is used in or related to the development of the Project Intellectual Property but does not include KnowHow and methodologies used to generate the Project Intellectual Property (including the LIQUID’S software).

1.3 “Biomarker(s)” means the list of biomarkers provided by LIQUID to MAINZ after execution of this Agreement, each identified by industry standard gene symbol, in any form including but not limited to mRNA, protein, RNA, small molecules, nucleic acids, peptides, antigens, antibodies, and any other sample component or characteristic that, alone or in combination, may be used in the Field.

1.4 “Biomarker Assets” means all Project Intellectual Property owned or controlled by LIQUID and its Affiliates.

1.5 “Closing” means, after execution of this Agreement, MAINZ’s final acceptance of the terms of this Agreement following LIQUID’s delivery of the Project Deliverable described in Section 1.10(b) and Exhibit B to MAINZ.

1.6 “Field” means the detection, diagnosis, prediction and prognosis of pancreatic cancer, including the likely outcome, outcome, or course of pancreatic cancer and the chance of recovery or recurrence. For avoidance of double, the “Field” does not include use of the any Biomarker as a putative drug target.

1.7 “Intellectual Property” shall mean the Biomarkers and all inventions and developments (whether or not patentable) and other creative works, including without limitation any patent, Know-How or trade secret property right pertaining to the Biomarkers in the Field.

1.8 “Know-How” means the technical, scientific and other know-how and information, described in the Project Deliverables.

1.9 “Net Sales” shall mean, with respect to a Product, the gross amount billed or invoiced by or on behalf of MAINZ, its Affiliates, and its licensee (each, a “Selling Party”) on sales or other transfers of such Product to third parties, less the following deductions, to the extent applicable with respect to such sales or other transfers and not previously deducted from the gross invoiced price:

(a) customary trade, quantity or cash discounts, or rebates, allowances and retroactive price adjustments to the extent actually allowed and taken;

(b) amounts actually repaid or credited by reason of rejection, defect, recall or return refunds or rebates of any previously sold, leased, or otherwise transferred Products;

(c) charge-backs and similar amounts paid to distributors in the ordinary course of business;

(d) customer freight charges that are paid by or on behalf of the Company and costs of insurance for transportation of Product; and

(f) to the extent separately stated on purchase orders, invoices or other documents of sale, importation or transfer, any sales, value added or similar taxes (e.g., VAT), custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery, or use of a Product that are paid by or on behalf of the Company.

1.10 “Project” means the discovery and development of Biomarkers, algorithms, materials, and associated Intellectual Property in the Field as reflected in the following “Project Deliverables”:

(a) The Pre-Signing Due Diligence Deliverables described in Exhibit A, which LIQUID has already disclosed to MAINZ as a condition to execution of this Agreement,

(b) following execution of this Agreement, and before Closing, the Pre-Closing Due Diligence Deliverables that LIQUID will provide to MAINZ shall include a complete disclosure of the identity of the Biomarkers and Microsoft Excel implementation of discovery algorithms, where each of the Biomarkers shall be used in at least one discovery algorithm, which shall be included Exhibit B to this Agreement, and

(c) creation of a new algorithm (“Initial Clinical Algorithm”) with data created during MAINZ’s development of its initial clinical assays with selected Biomarkers, including potential biomarkers, demographics, or other clinical variables that are not included in the license according this Agreement from LIQUID, wherein the algorithm shall include, at MAINZ’s request, the “jittering approach” as used in MAINZ’s colorectal cancer technology.

1.11 "Project Intellectual Property" shall mean Biomarkers and the Initial Clinical Algorithm defined in 1.10(c), including without limitation any patent(s) pertaining to same. For avoidance of doubt, the Project Intellectual Property does not include Background Intellectual Property.

1.12 “Product” means any product or service sold by MAINZ or its Affiliates in the Field that incorporates Project Intellectual Property.

ARTICLE II STATEMENT OF WORK AND PRINCIPAL INVESTIGATOR

2.1 LIQUID agrees to use its reasonable efforts to perform the Project.

2.2 LIQUID's obligations as stated in Article 2.1 above shall be carried out under the supervision of Patrick Lilley, as Principal Investigator. If, for any reason, Mr. Lilley can no longer to continue to serve as Principal Investigator until the normal conclusion of the Project LIQUID and MAINZ shall endeavor to agree upon a successor, and if they fail to agree, MAINZ may terminate this Agreement without cause upon written notice to the other party.

2.3 The Initial Clinical Algorithm will be disclosed during the Term of the Agreement to MAINZ within a reasonable time after it has been generated.

ARTICLE III CLOSING, LICENSE GRANT AND PAYMENTS

3.1 Closing shall occur within three business days after LIQUID delivers to MAINZ the Project information described in Section 1.10(b) unless MAINZ sends written notice to LIQUID rejecting the terms of this Agreement, which rejection may be made in MAINZ’s sole discretion:

3.2 if MAINZ rejects this Agreement before closing,

(a) the totality of this Agreement, including all payment obligations, shall become null and void, and

(b) the Parties shall continue to be bound by confidentiality obligations and other obligations of previously executed agreements between the Parties.

(c) MAINZ shall not use the Biomarkers for any purpose whatsoever in the Field.

3.3 LIQUID hereby grants to MAINZ an exclusive, world-wide, Field-limited License to make, use, and develop the Biomarker Assets in the Field until the expiration of the Option Period as defined in Section 4.2.

3.4 In exchange for the license, MAINZ will pay LIQUID a license fee (“License Fee”) totaling $1,200,000 (one million two hundred thousand dollars) , which shall be paid in [*****] installment payments beginning with a first installment within three (3) business days of Closing and continuing on a [*****] basis until the License Fee has been fully paid.

3.5 Each [*****] installment shall be $[*****] ([*****] dollars) until MAINZ receives cumulative funds from one or more qualified financings of at least $[*****], at which such time the [*****] installment payment shall increase to $[*****] ([*****] thousand dollars) until the License Fee is fully paid.

3.6 Payment instructions: Following the first payment, which is due within three business days after Closing, subsequent payments shall be made to LIQUID by MAINZ by the tenth (10th) day of each [*****] (“Payment Period”) or within 10 (ten) days of LIQUID providing an invoice to MAINZ, whichever is later.

3.7 LIQUID shall be responsible for all taxes, tariffs or fees, in any form associated with License Fee payment from MAINZ.

3.8 The License Fee shall cover all Project Deliverables. Other than those specifically enumerated in this Agreement, additional payments from MAINZ shall not be required for LIQUID’s completion of the Project and Project Deliverables as described herein.

3.9 MAINZ may pay any remaining amount of the License Fee at any time after Closing.

3.10 The License Fee shall be non-refundable and non-creditable against future payments.

ARTICLE IV OPTION

4.1 LIQUID hereby grants to MAINZ an exclusive option ("Option") to acquire all of the right, title and interest in the Biomarker Assets in the Field..

4.2 The "Option Period" shall commence on the date of completion of all License Fee payments to LIQUID by MAINZ and shall terminate on the earlier of the following: (a) three months of the completion of the Project; or (b) proper exercise of the Option by MAINZ. The Option Period may be extended by agreement of the Parties.

4.3 MAINZ may exercise the Option by giving written notice of same to LIQUID provided that MAINZ is not then in default or breach of any of its obligations under this Agreement.

4.4 Effective upon proper exercise of the Option by MAINZ, LIQUID hereby transfers, conveys, and assigns all rights, title and interest in and to the the Biomarker Assets, Initial Clinical Algorithm to MAINZ in the Field in accordance with the following terms:

(a) In exchange for the transfer and assignment, MAINZ will pay LIQUID a one time payment of $[*****] ([*****]) and a Profit Share of [*****]% of Net Sales of Products until the expiration of the last to expire patent or other termination of all rights associated with patents claiming the Intellectual Property assigned under this Agreement. If no relevant patent grants, the profit share for all Intellectual Property rights shall expire at twenty years from the execution date of this Agreement.

(b) LIQUID, its successors, legal representatives, and assigns, shall, whenever counsel of MAINZ, or the counsel of its successors, legal representative and assigns, advised that any proceeding in connection with said Intellectual Property in any country, including interference proceedings, is lawful and desirable, sign all papers and documents, take all lawful oaths and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense the Intellectual Property, without charge to LIQUID, but at the cost and expense of MAINZ, it successors, legal representatives, and assigns;

(c) Assignment, conveyance, and transfer of the Biomarker Assets under this Section 4.4 shall complete and be enforceable upon MAINZ’s exercise of the Option, and shall be documented by the Parties with an Assignment Agreement executed within 15 days of MAINZ’S exercise of the Option in accordance with the following terms, with final approval of both Parties which cannot be unreasonably withheld:

(i)	the consideration described in 4.4(a);

(ii)	LIQUID shall be responsible for all taxes, tariffs or fees, in any form, associated with Profit Share according to 4.4(a).

(iii)	the Assignment Agreement shall be assignable or transferable by either Party without approval of the other Party;

(iv)	MAINZ shall have solely responsibility and authority for prosecution and maintenance of the Project Intellectual Property, including patent filing and abandonment decisions throughout the world;

(v)	LIQUID’S remedies for MAINZ’s breach of the Assignment Agreement shall be limited to money damages and shall not include return of the Biomarker Assets to LIQUID.

(vi)	LIQUID grants to Company a worldwide, non-exclusive, sublicensable, assignable, Field-limited license, under all LIQUID Background Intellectual Property solely to the extent necessary or reasonably useful for MAINZ to research, develop, make, have made, license, sell, offer for sale, export, import, use and/or otherwise exploit the Biomarkers Assets in the Field.

(vii)	The following shall be incorporated into the Assignment Agreement: Article VI (Exclusivity), Article XIII (Confidentiality), and Article IX (Representations and Warranties).

ARTICLE V INTELLECTUAL PROPERTY

5.1 No Party claims by virtue of this Agreement any right, title, or interest in (a) any issued or pending patents controlled by another party or (b) any previous invention, process, or product of another party, whether or not patented or patentable.

5.2 Upon Closing, LIQUID and MAINZ will confer concerning the proper protection of the Intellectual Property:

(a) Within [*****] ([*****]) days of the Closing of this Agreement LIQUID shall file a US provisional patent application based upon the Intellectual Property at LIQUID’s expense and with the intellectual property counsel of MAINZ’s choosing, subject to LIQUID’s approval. MAINZ and LIQUID shall confer regarding the extent and content of the patent application(s), subject to MAINZ’s sole and final authority with regard to the filing of patent rights to the Project

Intellectual Property during the Option Period. LIQUID shall not file patent application(s) related to the Project Intellectual Property without MAINZ’s approval during the Term of this Agreement including the Option Period. LIQUID shall cooperate with intellectual property counsel to draft, review and file a patent application as requested by MAINZ. Failure of LIQUID to cooperate with intellectual property counsel in order to file a patent application meeting the disclosure requirements according to U.S. patent laws to ensure a patent application(s) covering the subject matter necessary to protect the commercial rights to the Biomarkers and Intellectual Property shall be considered a breach of the Agreement by LIQUID.

(b) LIQUID shall remain the owner of all Intellectual Property until MAINZ exercises the Option according to this Article 4.

(c) If MAINZ does not exercise the Option prior to termination of the Option Period, all Intellectual Property rights shall remain with LIQUID to complete or terminate prosecution at its discretion and expense with counsel of its choosing.

(d) If MAINZ exercises the Option, MAINZ will be solely responsible for filing, prosecution and maintenance of any intellectual property rights, worldwide at is sole discretion and expense.

(e) If MAINZ exercises the Option, LIQUID, its successors, legal representatives, and assigns, shall, whenever counsel of MAINZ, or the counsel of its successors, legal representative and assigns, advised that any proceeding in connection with said Intellectual Property in any country, including interference proceedings, is lawful and desirable, sign all papers and documents, take all lawful oaths and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense the Intellectual Property, without charge to LIQUID, but at the cost and expense of MAINZ, it successors, legal representatives, and assigns.

ARTICLE VI EXCLUSIVITY

6.1 During the Option Period, and if MAINZ exercises the Option for anytime thereafter, LIQUID shall not, and shall not cause its Affiliates or any third party to (a) directly or indirectly, invent, develop or commercialize or (b) license, authorize, appoint or otherwise enable any third party to directly or indirectly, discover, invent, develop or commercialize, in either case ((a) or (b)) any Biomarkers or Intellectual Property in the Field.

ARTICLE VII PUBLISHING

7.1 No party may use the name of another party in any form of publicity, promotion, or advertising without the prior written permission of that party.

7.2 During the Term of this Agreement, neither Party shall publish or otherwise publicly disclose the any data or information related to the Biomarkers or the Project with the following exceptions:

(a)	the patent application(s) described in Article 5, herein;

(b)	a press release in a form agreed to by the Parties; and

(c)	MAINZ may publish the Intellectual Property to the extent it is described in a patent application filed in accordance with Article 5.

ARTICLE VIII CONFIDENTIALITY

8.1 LIQUID and MAINZ recognize that the conduct of a Project may require the transfer of proprietary information between the Parties. Accordingly, it is agreed that the acceptance by either of them of the other's proprietary information shall be subject to the following:

(a) The term "Confidential Information" as used herein, in the case of documentary information, shall include only that documentary information which is clearly marked as proprietary (or confidential) at the time when it is given to the receiving party. "Confidential Information" which is originally orally disclosed shall include only that information which is identified as being proprietary or confidential at the time of disclosure, or may reasonably be expected to be of a confidential nature.

(b) Unless otherwise provided herein, the receiving party will not publish or otherwise reveal to any third party the Confidential Information (properly designated) of the disclosing party without the disclosing party's written permission, unless the information:

(i)	is already lawfully in the receiving party's possession at the time of receipt from the disclosing party as evidenced by appropriate documentation;

(ii)	is received from a third party that is lawfully in possession of such information and is not in violation of any contractual or legal obligation of confidentiality between such third party and the disclosing party or any of its Affiliates with respect to such information;

(iii)	is or was independently developed by the receiving party or any of its Affiliates without use or reference to Confidential Information of the disclosing party, as shown in the written records of the receiving party or its Affiliates or by other competent evidence;

(iv)	is or later becomes public through no fault of the receiving party;

(v)	is required by law or court orders to be disclosed, including the reporting requirements of the U.S. Securities and Exchange Commission or similar agencies in foreign jurisdictions;

(c) Permitted disclosures shall include (a) disclosure to Affiliates, Third Party subcontractors, clinical or non-clinical institutions, and consultants (including their potential entities) on a need to know basis and only for purposes of performance of such Party’s obligations or exercising such Party’s rights under this Agreement, and provided, in each case, that any such Affiliate, or Third Party subcontractor, clinical or non-clinical institutions, and consultants (including their potential entities) agrees to be bound by similar terms of written confidentiality and non-use at least equivalent in scope to those set forth in this Article 8 and/or (b) disclosure of the terms of this Agreement to existing or potential Third Party investors, financial institutions, funding sources, merger partners, acquirers, and professional advisors (including lawyers, accountants, and investment bankers) solely as reasonably necessary in the context of a potential transaction to which the terms of this Agreement is material, provided that any such Third Party agrees to be bound by customary terms of confidentiality and non-use no less stringent than the terms of confidentiality set forth herein..

ARTICLE IX REPRESENTATIONS AND WARRANTIES

9.1 Each Party has the right, power and authority to enter into this Agreement.

9.2 The Pre-Signing Project Deliverables and the Pre-Closing Project Deliverables are sufficient for MAINZ to make the decision to sign and close, and that the decision is the sole responsibility and discretion of MAINZ.

9.3 All decisions in connection with the implementation of the Project Deliverables shall be the responsibility of and made by MAINZ.

9.4 LIQUID shall disclose to MAINZ all existing Project Intellectual Property for use in the Field.

9.5 To the best of LIQUID’s knowledge, LIQUID is the exclusive owners of all right, title and interest in the Biomarker Assets free of any security interest, license obligations, charge or encumbrance, including any government right or interest.

9.6 LIQUID has identified the inventors and authors for the Project Intellectual Property and has confirmed that each inventor and author has, by written agreement, assigned or has the obligation to assign all rights to the Intellectual Property and KnowHow to LIQUID, and LIQUID has the power and authority to assign all Intellectual Property and Know How to MAINZ upon exercise of the Option. LIQUID will ensure any inventors of Project Intellectual Property developed during the course of the Project are under an obligation to assign such Intellectual Property to LIQUID.

9.7 To the best of LIQUID’s knowledge, the Biomarker Assets do not infringe the rights of any person or entity.

9.8 There are no claims, pending or threatened, with respect to LIQUID’s rights in the Biomarker Assets.

9.9 This Agreement is valid, binding and enforceable in accordance with its terms.

9.10 LIQUID is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

9.11 LIQUID shall not amend any agreement to which LIQUID is a party in a way that would encumber or diminish the rights granted to MAINZ hereunder or impair LIQUID’s abilities to perform its obligations hereunder, without the prior written consent of MAINZ.

9.12 LIQUID. Limitation on Warranties and Damages. LIQUID warrants that it shall perform the Project in good faith and in a professional manner, and disclaims all other warranties, either express or implied. MAINZ’s exclusive remedy for any breach of this warranty shall be for LIQUID, upon receipt of written notice, to use reasonable commercial efforts to redo the Project Deliverables to cure such breach, or, failing any such cure in a reasonable period of time, and if LIQUID is adjudicated to be in breach, the only damages shall be the return of fees paid to LIQUID specifically for the Services adjudicated to be in breach. Customer acknowledges that it has independently evaluated the LIQUID technology and Pre-Closing Deliverables and that, except for the express warranties set forth in this agreement, LIQUID makes no warranties, express, implied or statutory, including without limitation any warranties of merchantability or fitness for a particular purpose, from a course of dealing or usage or trade or arising otherwise by law.

9.13 MAINZ understands that the performance of the Project Deliverables is dependent on proper use of deliverable Project Deliverables by MAINZ or its employees. LIQUID shall not be responsible for any failures of Project Deliverables to perform or any liabilities arising out of their use due to user error of any kind. This includes but is not limited to: (a) a failure for user to provide suitable installation, or operational environment(s) for the Project Deliverables, (b) incorrect implementation, including but not limited to, deviation from specified exception handling (e.g. results of division by zero, logarithm of zero, undefined numeric result), deviation from mathematical function requirement (e.g. order of operand usage, radians versus degrees assumption in trigonometric functions), failure to alert user of missing data element, deviation from precision floating point (e.g. number of significant digits, truncation versus rounding at precision limits), (c) Use of the Deliverables for purposes or in manners other than those for which it was specified, including but not limited to, changes in patient selection criteria and methods, (d) disasters such as fire, flood, wind, and lightning, and the like, (e) unauthorized attachments, or modifications to the Project Deliverables, including without limitation, mathematical operations, order of operations, input variable or input constants, (f) any other abuse or misuse or failure to properly use or maintain the Project Deliverables by MAINZ or any other person (other than LIQUID), including, without limitation, improper installation, transfer(s) of Project Deliverables, improper data input (e.g. missing data elements, incorrect measurement units, measurement technical variation, data collection and measurement process changes, changes to patient and data collection, preparation and processing), applying model output to a different domain than the model’s intended use, lack of human expert oversight and review of the algorithm output prior to decision and action, modification of algorithm output by further mathematical or logical steps or (g) Project Deliverables which have been damaged or altered by MAINZ or any other person (other than LIQUID).

9.14 Notwithstanding anything to the contrary in this agreement, except for liability arising from a breach of the warranty in the preceding paragraph, in no event shall either party, its affiliates, parent companies, subsidiaries, officers, directors, employees, or agents be liable under any theory, whether in contract, warranty, strict liability, or tort (including negligence, whether active, passive or imputed, product liability or strict liability or any other theory), for any indirect, incidental, special, punitive, or consequential damages (including without limitation any loss of use or lost business, revenue, profits, or goodwill) arising out of this agreement or either Party's performance or non-performance (including breach) under, or otherwise arising in connection with this agreement, or caused by the use, misuse, or inability to benefit from the Biomarker Assets whether on account of negligence or otherwise, even if either Party has been advised, knew or should have known of the possibility of such damages.

9.15 Indemnification. MAINZ will indemnify, defend and hold harmless LIQUID from and against any losses, claims, damages, liabilities or expenses brought by or against any person, in connection with (i) Products rendered pursuant to this Agreement or attached SOW, and (ii) any transactions contemplated by this Agreement or attached SOW.

ARTICLE X TERM AND TERMINATION

10.1 The term of this Agreement shall be effective from the Effective Date through the Option Period, unless sooner terminated in accordance with the provisions set out herein. This Agreement may be extended, renewed, or otherwise amended at any time by the mutual written consent of the Parties.

10.2 With the exception of the Mainz’s payment obligation from Sections 3.4 – 3.6, in the event that either LIQUID or MAINZ breaches or defaults in the due performance of its obligations hereunder or in the event that any representation by either of them proves to be false or incorrect, and such default or breach is not cured within sixty (60) days of written notice thereof, then the party giving such notice may elect to terminate this Agreement by final written notice to the defaulting Party. The parties recognize that the results of Project cannot be guaranteed even through the use of LIQUID's reasonable efforts; therefore, it is specifically agreed that the failure of LIQUID to achieve specific research results shall not constitute a default or breach of this Agreement.

10.3 In the event Mainz defaults on a payment under Section 3.6, Mainz shall have 20 (twenty) days to cure the default.

10.4 In the event of termination of this Agreement by LIQUID or MAINZ for breach or default, the Option granted under Article 6 shall thereupon terminate automatically

10.5 The following shall survive if Mainz rejects the Agreement in accordance with Section 3.1 or following termination of this Agreement: Section 3.2, Article VIII (Confidentiality), 11.6 and 11.8.

ARTICLE XI MISCELLANEOUS

11.1 Binding Effect of Agreement. This Agreement shall not be binding on either Party until executed by both MAINZ and LIQUID.

11.2 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by LIQUID without the prior written consent of MAINZ (which consent shall not be unreasonably withheld). MAINZ may assign this Agreement and any of its rights and obligations hereunder without the prior written consent of LIQUID: (a) to an Affiliate, and (b) to a Third Party in connection with the transfer or sale of all or substantially all of Company’s business to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

11.3 Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

11.4 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include any other gender where appropriate.

11.5 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered; (b) sent by a nationally-recognized overnight delivery service; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery. All notices shall be deemed effective when actually delivered; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.

All notices shall be sent to the addressee at its address set forth following its name below:

To MAINZ:	MAINZ Biomed N.V. Robert Koch Strasse 50 55129 MAINZ, Germany Attention: Guido Baechler, CEO Email: Guido.Baechler@mainzbiomed.com
To LIQUID:	LIQUID Biosciences 26895 Aliso Creek Rd B800 Aliso Viejo, CA 92656, USA Attention: Patrick Lilley Email: patrickl@liquidbiosciences.com

11.6 Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the California (including its statute of limitations), without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction.

11.7 Entire Agreement. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

11.8 Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties hereto.

11.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good-faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Multiple Counterparts/Facsimile Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed and/or delivered electronically, and such electronic execution and/or delivery shall be binding on the parties hereto.

11.11 Construction. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

11.12 Time of the Essence. It is expressly agreed by the Parties hereto that time is of the essence with respect to this Agreement and any aspect hereof.

11.13 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing and all waivers must be in writing and signed by the waiving party.

11.14 Time Periods. Should the last day of a time period contemplated by this Agreement fall on a day other than a Business Day, the next Business Day thereafter shall be considered the end of the time period.

11.15 Relationship of Parties. MAINZ and LIQUID acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither MAINZ nor LIQUID is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

11.16 No Partnership. The relationship of the parties hereto is solely that of seller and purchaser with respect to the Biomarker Assets and no joint venture or other partnership exists between the parties hereto. Neither Party has any fiduciary relationship hereunder to the other.

11.17 No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.

11.18 WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

NOW, THEREFORE, the parties hereto have executed this Agreement as of the Effective Date.

Mainz Biomed N.V.		Liquid Bioscience, Inc.

By:	/S/ Guido Baechler	By:	/S/ Patrick Lilley
Name:	Guido Baechler	Name:	Patrick Lilley
Title:	CEO	Title:	CEO

EXHIBIT A

PROJECT PRE-SIGNING DUE DILIGENCE DELIVERABLES

The following information will be provided by LIQUID Biosciences to MAINZ Biomed prior to the execution of this Agreement.

●	Published journal papers describing the studies used for the biomarker selection, which are the sole sources of information about the studies, and may or may not include all of the following:

o	Demographics (age, sex, health status, cancer stages, risk factors)

o	Sample size and statistical power considerations

o	Sample collection/stabilization

o	Potential biases in the population

o	Type of sample material used

o	Sources of publicly available datasets

o	Normalization/standardization or quantitation approach used in the study, if applicableDefine how the data is comprised of Expression Arrays?

●	Biomarkers:

o	Mathematical justification for the biomarkers identified in the study, plus basic literature research pertaining to biological functions of the biomarkers.

o	Nature of definite targets: mRNA targets, long noncoding mRNA

o	Initial assessment of PCR reagent availability of the selected biomarkers

o	Clarify the freedom to operate of the selected biomarkers based on Google Patent searches as described in the pre-signing due diligence presentation.

●	Result calculations/algorithm:

o	Sensitivity requirement: ≥[*****]%, specificity requirement: ≥ [*****]%

o	Performance analysis of PDAC vs Controls plus PDAC vs Controls + other cancers

o	PDAC stage related information needed (IPMN, I and II, if possible)

o	Description of the exact model used (e.g., ML-based), what input features were used?

o	Define the training and validation process (e.g. training/ selection/ test) and the cohort sizes per group employed.

o	Confirm biomarker validity with upper performance requirements by using them on a second independent and third independent data set.

●	Format for selected information:

o	List of biomarkers identified in the study and used in the Algorithm

o	Algorithm with all the required definition and description will be provided in Excel form. This allows MAINZ to verify the algorithm using Excel.

EXHIBIT B

PROJECT PRE-CLOSING DELIVERABLES

LIQUID shall deliver to MAINZ the following after Execution of the Agreement and prior to Closing:

A.	The Weighted Average Sensitivity (accuracy on Affirmative Cases) across biomarker models and datasets shall be equal to or greater than [*****]%; and

B.	The Weighted Average Specificity (accuracy on Negative Cases) across biomarker models and datasets shall be equal to or greater than [*****]%

C.	More detailed literature research results for each biomarker.

The following definitions shall apply:

Weighted Average Sensitivity shall be calculated as follows, in the provided Excel implementations of the algorithms:

1.	For each of the three discovery datasets, which are [*****] (without nonpancreatic cancer samples), [*****], and [*****], multiply the number of Affirmative Cases by the percent accuracy of each algorithm for Affirmative Cases in that dataset. Add the resulting numbers across all algorithms and all datasets to a total called Affirmative Correct Total.

2.	For each of the three discovery datasets, multiply the number of Affirmative Cases by the number of algorithms used for that dataset. Add the resulting numbers across all algorithms and all datasets to a total called Model Affirmative Case Total.

3.	For each dataset, Divide the Affirmative Correct Total by the Model Affirmative Case Total. The result will be a number between 0% and 100%, that is the Weighted Average Sensitivity across all algorithms used for each dataset.

4.	Use the number of affirmative case subjects in each of the three datasets to combine the three Weighted Average Sensitivity metrics to a global Weighted Average Sensitivity metric.

Weighted Average Specificity shall be calculated as follows, in the provided Excel implementations of the algorithms:

5.	For each of the three discovery datasets, which are [*****] (without nonpancreatic cancer samples), [*****], and [*****], multiply the number of Negative Cases by the percent accuracy of each algorithm for Negative Cases in that dataset. Add the resulting numbers across all algorithms and all datasets to a total called Negative Correct Total.

6.	For each of the three discovery datasets, multiply the number of Negative Cases by the number of algorithms used for that dataset. Add the resulting numbers across all algorithms and all datasets to a total called Model Negative Case Total.

7.	Divide the Negative Correct Total by the Model Negative Case Total. The result will be a number between 0% and 100%, that is the Weighted Average Specificity across all algorithms used for all datasets.

8.	Use the number of affirmative case subjects in each of the three datasets to combine the three Weighted Average Specificity metrics to a global Weighted Average Specificity metric.

Affirmative Cases shall mean pancreatic cancer samples, which include and are limited to, depending on dataset, blood samples from pancreatic cancer patients, tissue samples from pancreatic cancer tumors, circulating tumor cell samples from pancreatic cancer patients, and haematological cells from pancreatic cancer patients.

Negative Cases shall mean non-cancer samples, which include and are limited to, depending on dataset, blood samples from healthy patients, non-tumorous pancreatic tissue samples, and non-tumorous non-pancreas tissue samples.

For avoidance of doubt, Negative Cases shall not mean samples for patients who have cancers other than pancreatic cancer. While such samples were used to screen [*****] biomarkers to a candidate set for further reduction, accuracy on such non-pancreatic cancer samples are not germane to acceptance because the clinical assay will be focused on diagnosis of pancreatic cancer. However, LIQUID will report to MAINZ the accuracy of pancreatic cancer vs. (healthy and non-pancreatic cancer) for the purpose of documentation of the analytic process used to discover the final biomarkers.